Exhibit 2.3

SETTLEMENT AGREEMENT

AMONG

PSINET INC.,

TRANSACTION NETWORK SERVICES, INC.

AND

TNS HOLDINGS, INC.

Dated as of August 9, 2001

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SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT, dated as of August 9, 2001 (the “Settlement Agreement”), among PSINet, Inc., a New York corporation (“Seller”), Transaction Network Services, Inc., a Delaware corporation previously known as PSINet Transaction Solutions, Inc. (“Company”), and TNS Holdings, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, pursuant to a Stock Purchase Agreement among the Seller, the Company and the Purchaser, dated as of March 12, 2001 (“Purchase Agreement”), the Purchaser purchased from the Seller all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, pursuant to the terms of the Purchase Agreement, the Purchase Price payable by the Purchaser to the Seller is subject to adjustment after the Closing; and

WHEREAS, in connection with such adjustment and in accordance with the terms of the Purchase Agreement, the Purchaser submitted to the Seller a Closing Balance Sheet, and the Seller thereafter submitted a Dispute Notice to the Purchaser disputing such Closing Balance Sheet; and

WHEREAS, subject to Bankruptcy Court Approval (as hereinafter defined), the Seller and the Purchaser have agreed on the final adjustment to the Purchase Price and the payments which are to be made to each of the Seller and the Purchaser accordingly; and

WHEREAS, the Purchaser has made certain claims for indemnification pursuant to the Purchase Agreement and, subject to Bankruptcy Court Approval, the parties have agreed on the terms of resolution of certain of such claims; and

WHEREAS, subject to Bankruptcy Court Approval, the parties have agreed that the payments in relation to the Purchase Price adjustment and the indemnification claims shall be made in accordance with the terms of this Settlement Agreement and the terms of the Escrow Agreement, dated as of April 3, 2001 (“Escrow Agreement”), among the Seller, the Purchaser and United States Trust Company of New York (“Escrow Agent”);

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Escrow Distribution and Purchase Price Adjustment.

1.1                                 The final determination, by mutual agreement of the parties, of Closing Cash, Closing Net Working Capital and the Indemnity Amount (as hereinafter defined) results in a distribution of the Escrow Amount to the Seller and to the Purchaser as follows:

(a)                                  $5,500,000 of the Escrow Amount (the “Seller Escrow Amount”) will be distributed to the Seller; and

(b)                                 $4,500,000 of the Escrow Amount (the “Purchaser Escrow Amount”), together with all income earned on the Escrow Funds, will be distributed to the Purchaser.

1.2                                 The parties hereby waive the requirement of an audited Closing Balance Sheet under Section 2.4(a) of the Purchase Agreement.

1.3                                 The parties hereby waive any right to receive any additional payment pursuant to Section 2.5 of the Purchase Agreement and any further adjustment to the Purchase Price pursuant to any other provision of the Purchase Agreement.

1.4                                 The Seller and the Purchaser shall execute the joint written instructions to the Escrow Agent in accordance with the form set forth in Exhibit 1 hereto (“Escrow Instructions”) within two (2) business days after receipt of Bankruptcy Court Approval pursuant to Section 4 hereof.

1.5                                 Payment by the Escrow Agent of the amounts in Section 1.1 hereof will, when made, represent full and final payment by the Purchaser to the Seller of the Purchase Price and no further adjustments to the Purchase Price shall be made.  For the avoidance of doubt, the Purchaser hereby waives any claim against the Seller for breach of any representation or warranty set forth in any provision of Section 4.8 (other than in respect of the Equipment Lease Claims (as such term is defined below)), Section 4.24 or Section 4.25 of the Purchase Agreement with respect to any matter, subject, category or event which is covered by or addressed in any Closing Balance Sheet, determination of Closing Cash or determination of Closing Net Working Capital submitted by the Purchaser to the Seller prior to the date hereof, because the resolution of such items is fully reflected in the calculation of the Purchaser Escrow Amount.  The Seller hereby acknowledges that, upon its receipt of the Seller Escrow Amount, it will have received the entire Purchase Price and that Purchaser shall have no further obligation to Seller in respect thereof.

2.                                       Indemnity Claims

2.1                                 Peters Claim.  The Purchaser is entitled to indemnification by the Seller pursuant to Section 8.2(v) of the Purchase Agreement in the total amount of $600,000 (“Peters Claim”).  Such amount is included in the Purchaser Escrow Amount referenced in Section 1.1(b) hereof.  Payment of such amount to the Purchaser will, when made, represent full and final payment of all Damages for which the Purchaser is entitled to indemnification under the Purchase Agreement relating to the Peters Claim.

2.2                                 Employee Bonuses.  The Purchaser is entitled to indemnification by the Seller pursuant to Sections 4.9(e), 4.9(p), 4.14, 6.3(a) and 6.3(f) of the Purchase Agreement in the total amount of $100,000 representing the amount of retention bonuses which were paid out of the

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Company’s funds rather than out of the Seller’s funds (“Bonus Claim”).  Such amount is included in the Purchaser Escrow Amount referenced in Section 1.1(b) hereof.  Payment of such amount to the Purchaser will, when made, represent full and final payment of all Damages for which the Purchaser is entitled to indemnification under the Purchase Agreement relating to the Bonus Claim.

2.3                                 Indemnity Amount.  The total aggregate amount of the Purchaser’s indemnification entitlement for the Peters Claim and the Bonus Claim is $700,000 (“Indemnity Amount”).

2.4                                 Cisco and GECC Equipment Leases.  The Seller continues to dispute the Purchaser’s claim for indemnification with respect to the alleged breach by the Seller of Sections 4.8, 4.11 and 4.19 of the Purchase Agreement in relation to the exclusion from the Financial Statements of the Company’s obligations under certain equipment leases (the “Equipment Lease Claims”).  The Purchaser hereby agrees that it shall not direct the Escrow Agent to release any amounts to the Purchaser in relation to the Equipment Lease Claims or any other indemnification matters (other than in respect of the Peters Claim and the Bonus Claim).  The parties hereto acknowledge that the amount of alleged Damages with respect to the Equipment Lease Claims does not exceed the Threshold Amount and that, accordingly, the Purchaser is not currently entitled to recover any amounts from the Seller under the indemnification provisions contained in the Purchase Agreement for such claims.  However, for the avoidance of doubt, the Purchaser and the Seller hereby acknowledge and agree that nothing contained herein shall restrict or otherwise prohibit the Purchaser from seeking indemnification (except in connection with the Peters Claim and the Bonus Claim) after the date hereof in accordance with the relevant provisions, and subject to the applicable restrictions, contained in the Purchase Agreement for the Equipment Lease Claims and any other indemnification claims.  Additionally, the Seller hereby acknowledges and agrees that the Equipment Lease Claims may be aggregated for purposes of the Threshold Amount with any other indemnification claims (other than the Peters Claim and the Bonus Claim) made by the Purchaser under the Purchase Agreement.

3.                                       Releases

3.1                                 By Seller.  In consideration of the payment and actions described above, and effective upon its receipt of the Seller Escrow Amount, the Seller hereby releases and forever discharges the Purchaser, its officers, directors, stockholders, attorneys, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest and assigns of and from each and every right, claim, debt, demand, obligation, action, damage, cause of action whatsoever, both known and unknown, foreseen and unforeseen, against it or any of them that the Seller now has or may have from the beginning of the world to the date of these presents relating in any way to (i) the distribution of the Escrow Amount and (ii) any adjustments to the Purchase Price (and any payments required to be made by either party in connection therewith) in accordance with Section 2.1 through 2.5 of the Purchase Agreement, including, without limitation, in connection with Closing Cash, Closing Net Working Capital and any Closing Balance Sheet.

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3.2                                 By Purchaser.  In consideration of the payment and actions described above, and effective upon its receipt of the Purchaser Escrow Amount, the Purchaser hereby releases and forever discharges the Seller, its officers, directors, stockholders, attorneys, agents, representatives, employees, subsidiaries, affiliates, partners, predecessors and successors in interest and assigns of and from each and every right, claim, debt, demand, obligation, action, damage, cause of action whatsoever, both known and unknown, foreseen and unforeseen, against it or any of them that the Purchaser now has or may have from the beginning of the world to the date of these presents relating in any way to (i) the distribution of the Escrow Amount, (ii) any adjustments to the Purchase Price (and any payments required to be made by either party in connection therewith) in accordance with Sections 2.1 through 2.5 of the Purchase Agreement (including, without limitation, in connection with Closing Cash, Closing Net Working Capital and any Closing Balance Sheet), (iii) the Peters Claim and (iv) the Bonus Claim.

4.                                       Bankruptcy Court Approval.

The Seller shall use reasonable commercial efforts to obtain approval from the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) of its entering into this Settlement Agreement (“Bankruptcy Court Approval”).  The Seller hereby agrees to make all necessary filings with the Bankruptcy Court and to take all commercially reasonable efforts to obtain such approval as promptly as practicable, and further agrees to provide to the Purchaser copies of any such filings.  Notwithstanding any other provision of this Settlement Agreement to (he contrary, the parties understand and agree that this Settlement Agreement shall be null and void and of no further force or effect (except as provided below in this Section 4) if, for any reason, Bankruptcy Court Approval is not obtained on or before September 30, 2001 (the “Termination Date”).  To the extent Bankruptcy Court Approval is not obtained by the Termination Date, notwithstanding the time periods set forth in Section 2.4(b) of the Purchase Agreement, the Seller and the Purchaser shall, within ten (10) days from such date, jointly retain an Accounting Firm to resolve all Items of Dispute and then follow the subsequent dispute resolutions procedures contained in Section 2.4(b) of the Purchase Agreement.  The Seller and the Purchaser hereby acknowledge and agree that, notwithstanding the execution and delivery of this Settlement Agreement by the parties hereto or any provision contained herein, no portion of the Escrow Amount shall be deemed to be an asset or property of the Seller until such time, if any, as the Seller Escrow Amount is released to the Seller in accordance with the terms hereof and the Escrow Agreement, and then only to the extent of the Seller Escrow Amount.

5.                                       Miscellaneous.

5.1                                 Voluntary and Informed Execution; Authority.  The parties to this Settlement Agreement stipulate that they have read this Settlement Agreement, that they have consulted with counsel of their choice, that they understand the contents hereof, that this Settlement Agreement has been executed voluntarily, and that the person executing this Settlement Agreement has the authority to bind his or her respective corporation.

5.2                                 Definitions.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

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5.3.                              Submission to Jurisdiction; Consent to Service of Process.

(a)                                  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Settlement Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Settlement Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 5.7.

5.4.                              Entire Agreement; Amendments and Waivers.  This Settlement Agreement (including the exhibit hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Settlement Agreement supersedes all previous understandings or representations relating to the subject matter hereof, whether oral or written, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Settlement Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Settlement Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Settlement Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

5.5.                              Governing Law.  This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

5.6.                              Headings.  The section headings of this Settlement Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

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5.7.                              Notice.  All notices and other communications under this Settlement Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or by overnight mail, to the parties (and shall also be transmitted by facsimile to the persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

PSINet Inc.
44983 Knoll Square
Ashburn, VA 20147
Attention: Kathleen B. Horne, Executive Vice President and General Counsel

Facsimile: (703) 397-5349

With a copy to:

Nixon Peabody LLP
401 Ninth Street, N.W.
Washington, DC 20004
Attention: John C. Partigan, Esq.
Facsimile: (202) 585-8080

If to the Company, to:

Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, VA 20191
Attention: Michael Keegan, Senior Vice President and General Counsel
Facsimile: (703) 453-8397

With a copy to:

Arent Fox Kitner Plotkin & Kahn, PLLC
1050 Connecticut Avenue, NW
Washington, DC 20036-6395
Attention: Jeffrey Jordan, Esq.
Facsimile: (202) 857-6395

If to Purchaser, to:

TNS Holdings, Inc.
c/o GTCR Golder Rauner, LLC
6100 Sears Tower

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Chicago, IL 60606
Attention: William C. Kessinger
Facsimile: (312) 382-2201

With a copy to:

Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, VA 20191
Attention: Michael Keegan, Senior Vice President and General Counsel
Facsimile: (703) 453-8397

And with a copy to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: Stephen L. Ritchie, Esq.
Facsimile: (312) 861-2200

5.8.                              Severability.  If any provision of this Settlement Agreement is invalid or unenforceable, the balance of this Settlement Agreement shall remain in effect.

5.9.                              Binding Effect; Assignment.  This Settlement Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Settlement Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Settlement Agreement except as provided below.  No assignment of this Settlement Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of Law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void and of no force and effect.

5.10.                        Counterparts.  This Settlement Agreement may be executed in identical counterparts and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document.

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IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER
PSINet Inc.

By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Executive Vice President and Chief Financial Officer

COMPANY
Transaction Network Services, Inc.

By:	/s/ Henry H. Graham
Henry H Graham
Executive Vice President and Chief Financial Officer

PURCHASER
TNS Holdings, Inc.

By:	/s/ Michael Q. Keegan
Michael Q. Keegan
Senior Vice President and General Counsel

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EXHIBIT 1

Escrow Instructions

                            , 2001

United States Trust Company of New York
114 West 47th Street
New York, New York 10036
Attn: Kevin Fox
Facsimile: (212) 852-1626

Dear Mr. Fox:

This letter is in relation to (i) the Stock Purchase Agreement, dated as of March 12, 2001 (“Purchase Agreement”), among PSINet, Inc. (“PSINet”), Transaction Network Services, Inc. (formerly known as PSINet Transaction Solutions, Inc.) (“Company”) and TNS Holdings, Inc. (“TNS Holdings”), and (ii) the Escrow Agreement, dated as of April 3, 2001 (“Escrow Agreement”), among PSINet, TNS Holdings, and United States Trust Company of New York (“Escrow Agent”).

Capitalized terms not defined in this letter shall have the meanings ascribed to such terms in the Escrow Agreement.

PSINet and TNS Holdings hereby jointly instruct you to release the entire amount of the Escrow Funds from the Escrow Account as follows:

1.                                       $5,500,000 of the Escrow Amount to PSINet by wire transfer in accordance with the following wire instructions:

[insert wire instructions]

2.                                       $4,500,000 of the Escrow Amount, together with all income earned on the Escrow Funds, to TNS Holdings by wire transfer in accordance with the following wire instructions:

[insert wire instructions]

In accordance with the terms of the Escrow Agreement, TNS Holdings is liable for all fees and reasonable costs and expenses incurred by the Escrow Agent in relation to its performance under the Escrow Agreement.

Yours very truly,

PSINet, Inc.

By:
Lawrence E. Hyatt
Executive Vice President and Chief Financial Officer

TNS Holdings, Inc.

By:
Henry H. Graham
Executive Vice President and Chief Financial Officer

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of April 3, 2001, by and among PSINet Inc., a Delaware corporation (the “Seller”), TNS Holdings, Inc., a Delaware corporation (the “Purchaser”), and United States Trust Company of New York, as escrow agent (the “Escrow Agent”).  The Purchaser and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement, dated as of March 12, 2001 (as the same may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”), providing for, among other things, the purchase by the Purchaser of all of the outstanding shares of capital stock of PSINet Transaction Solutions Inc., a Delaware corporation (the “Company”);

WHEREAS, pursuant to the terms of the Purchase Agreement and as part of the transactions contemplated thereby, the Parties agreed to enter into this Agreement and Purchaser agrees to deposit funds with the Escrow Agent for the purposes set forth herein;

WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Funds (as defined below) and the distribution and release thereof; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.                                       Escrow Deposit.  Simultaneously with the execution of this Agreement, the Purchaser has deposited with the Escrow Agent $10,000,000 in accordance with Section 2.1 of the Purchase Agreement (the “Escrow Amount”) to satisfy any amounts owed to Purchaser pursuant to Seller’s indemnification obligations under Section 8.2 of the Purchase Agreement (the “Indemnification Claims”) and any amounts owned to Purchaser pursuant to Section 2.5 of the Purchase Agreement (the “Purchase Price Adjustment Claims”).  The Escrow Agent hereby acknowledges receipt of $10,000,000 and agrees to hold the Escrow Amount, together with all products and proceeds thereof (including all interest, dividends, gains and other income earned with respect thereto) (collectively, the “Escrow Funds”), in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.  The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the terms and conditions of this Agreement.

2.                                       Title to Escrow Fund.  Except as expressly provided herein, Seller shall not have any legal or equitable right, title or interest, either actual or contingent, in or to the Escrow Fund, and the Escrow Fund shall not constitute the legal or equitable property of Seller.  Seller shall not have the right or ability to transfer, pledge, convey, hypothecate or grant, either outright or as security, the Escrow Fund except as expressly provided herein.  If Seller is determined to have any right, title or interest in or to the Escrow Fund, Seller’s right, title and interest shall be limited to, at most, bare legal title to the Escrow Fund; provided, further, that in the event of the commencement of a bankruptcy case or cases wherein the Seller is the debtor, the Escrow Fund shall not constitute property of the debtor’s estate within the meaning of 11 U.S.C. § 541.  No creditor of Seller shall have any right to have or to hold the Escrow Fund in satisfaction of any claim or as collateral for any obligation, and shall not be able to obtain a security interest in the Escrow Fund.  Purchaser has relied upon Seller’s distinct corporate capacity and existence separate from any affiliate in entering into this Agreement.  Solely in the event that Seller is deemed to have any right, title or interest in or to the Escrow Fund, Seller hereby grants to Purchaser a security interest in (a) Seller’s right, title or interest in or to the Escrow Fund, and (b) Seller’s right, title or interest in or under this Agreement.

3.                                       Permitted Investments. The Escrow Agent shall invest the Escrow Funds as directed by Purchaser in the following permissible investments:  (a) treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America with a maturity of not more than 90 days; or (b) Excelsior Government Fund (the “Permitted Investments”).  The Escrow Agent shall have no power or authority to invest or reinvest any Escrow Funds except in Permitted Investments unless instructed in writing by Purchaser and Seller to invest Escrow Funds in an investment other than a Permitted Investment, in which case the Escrow Agent shall invest such Escrow Funds in the manner specified in such written instructions.  The Escrow Agent may make investments through its own investment department or that of its affiliates.  The Escrow Agent will act upon investment instructions the day that such instructions are received; provided that the instructions are communicated within a reasonable amount of time to allow the Escrow Agent to make the specified investment.  If no instructions are received, the Escrow Funds will be invested in Excelsior Government Fund.

4.             Release of Escrow Funds.  The Escrow Funds are intended to provide a non-exclusive source of funds for the payment of any amounts which become payable to Purchaser pursuant to the Purchase Agreement prior to the Distribution Date (as defined below).  The Escrow Funds shall only be distributed and released as follows:

(a)                                  Indemnification Claims. At any time and from time to time prior to the Distribution Date, if the Purchaser has incurred Damages for which it is entitled to make a claim for indemnification under Section 8.2 of the Purchase Agreement, the Purchaser shall deliver to the Escrow Agent and the Seller a written certificate of the Purchaser, executed by an authorized officer of the Purchaser (a “Withdrawal Notice”), stating that the Purchaser has paid or incurred a Damage and is entitled to indemnification under Section 8.2 of the Purchase Agreement, describing the Damages, the amount thereof, if known, and a reasonable good faith estimate thereof, if not known, and the method of computation of such Damages, all with reasonable particularity and containing a reference to the provisions of the Purchase Agreement in respect of which such Damages shall have occurred (a “Claim”).  The Purchaser shall also deliver to the Escrow Agent written proof of delivery to the Seller of a copy of such Withdrawal Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand).  If the Escrow Agent has not received a written objection to such Claim from the Seller within 30 days following the Escrow Agent’s receipt of such proof of delivery in the case of a Claim pursuant to Section 8.2 of the Purchase Agreement, then on the thirty-first day following such receipt (as the case may be) the Escrow Agent shall release by wire transfer to an account or accounts designated by the Purchaser in the

Withdrawal Notice an amount of Escrow Funds from the Escrow Account equal to the amount of such Claim.

(b)                                 Purchase Price Adjustment Claims. At any time and from time to time prior to the Distribution Date, if Purchaser in good faith makes a claim under Section 2.5 of the Purchase Agreement, Purchaser shall deliver to the Escrow Agent and the Seller a written notice (a “Withdrawal Notice”) setting forth the amount of such claim for payment (to the extent the amount of such claim is known and quantifiable as of such date) and setting forth in reasonable detail the nature and the basis for such claim (a “Claim”).  The Purchaser shall also deliver to the Escrow Agent written proof of delivery to the Seller of a copy of such Withdrawal Notice (which proof may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand).  If the Escrow Agent has not received a written objection to such Claim from the Seller within 10 days following the Escrow Agent’s receipt of such proof of delivery in the case of a Claim pursuant to Section 2.5 of the Purchase Agreement, then on the eleventh day following such receipt (as the case may be) the Escrow Agent shall release by wire transfer to an account or accounts designated by the Purchaser in the Withdrawal Notice an amount of Escrow Funds from the Escrow Account equal to the amount of such Claim.

(c)                                  Disputes. If the Seller in good faith delivers to the Escrow Agent and the Purchaser a written objection (a “Dispute Notice”) to any Claim or portion thereof within 10 or 30 days (as the case may be) following the Escrow Agent’s receipt of proof of delivery of such Withdrawal Notice, then, except as otherwise provided in Section 4(d) below, the Escrow Agent shall not distribute to the Purchaser any Escrow Funds that are the subject of the Dispute Notice until the Escrow Agent receives (i) written instructions signed by the Purchaser and the Seller authorizing the release of the Escrow Funds to the Purchaser that are the subject of the Dispute Notice, (ii) a final decision of a court of competent jurisdiction directing the release to the Purchaser of the Escrow Funds that are the subject of the Dispute Notice or (iii) the final determination of the Accounting Firm selected pursuant to Section 2.4 of the Purchase Agreement allowing for the resolution of a Purchase Price Adjustment Claim.  Upon receipt of such written instructions, such final decision or such final determination, as the case may be, the Escrow Agent shall release to the Purchaser the Escrow Funds subject to dispute in accordance with such written instructions, final decision or final determination.  In the event that the Seller is the prevailing party in whole or in part in connection with any such dispute, the portion of the Escrow Funds that were the subject of such Dispute Notice and that are not released to the Purchaser as provided in the immediately preceding sentence shall remain in the Escrow Account and shall be available to satisfy subsequent Claims until released as provided in Section 4(f) below.  Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Withdrawal Notice and the portion of such Claim (if less than all) which is the subject of such Dispute Notice.  The Parties agree to negotiate in good faith to resolve as promptly as practicable any Claim or portion thereof that is the subject of a Dispute Notice.

(d)                                 Partial Release. If any Dispute Notice includes an objection to only a portion of an Claim, the Escrow Agent shall promptly release to the Purchaser an amount of Escrow Funds equal to the portion of the Claim for which there is no objection; provided that no such partial release by the Escrow Agent shall terminate or otherwise prejudice Purchaser’s rights with respect to amounts claimed in any Withdrawal Notice which are in excess of the amounts so released.

(e)                                  Release of Earnings. All dividends and interest income earned on the Escrow Amount shall be released in accordance with Section 11 hereof.

(f)                                    Release of Remaining Escrow Funds.

(i)                                     Within 2 days after (i) receipt of joint written instructions by the Purchaser and Seller that all of the terms and conditions of Section 2.5 of the Purchase Agreement have been satisfied or (ii) a final payment has been made under Section 2.5 of the Purchase Agreement (the “Distribution Date”), the Escrow Agent shall release to the Seller the remaining balance of the Escrow Amount in the Escrow Account as of the Distribution Date, less the amount of all Unresolved Claims.  For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Distribution Date, the aggregate amount of all Claims that are the subject of a Dispute Notice or that are otherwise unsatisfied as of the Distribution Date, including any Claims for which an Withdrawal Notice has been delivered but for which the 10-day or 30-day objection period (as the case may be) has not expired as of the Distribution Date.

(ii)                                  Promptly upon the Escrow Agent’s receipt of the final determination of the Purchaser and the Seller or the final determination of a court of competent jurisdiction or the arbitrator, as the case may be, of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the 10-day or 30-day objection period (as the case may be) for any Unresolved Claims for which no Dispute Notice has been delivered, the Escrow Agent shall release by wire transfer or otherwise distribute (A) to an account or accounts designated by the Purchaser an amount of Escrow Funds equal to the amount of Escrow Funds to be released to the Purchaser pursuant to such final determination or the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be, and (B) to an account or accounts designated by the Seller an amount of Escrow Funds equal to the amount of Escrow Funds to be released to the Seller pursuant to such final determination.  After the resolution of the last remaining Unresolved Claim, any of the remaining Escrow Amount not distributed to the Purchaser or the Seller pursuant to the immediately preceding sentence shall be released promptly thereafter by the Escrow Agent to the Seller.

(g)                                 No Limitation of Remedies.  Seller hereby acknowledges and agrees that the payment of Escrow Funds to the Purchaser pursuant to this Agreement shall not limit or otherwise affect any rights which the Purchaser may otherwise have pursuant to Sections 2.5 and 8.2 of the Purchase Agreement, and that the Escrow Funds do not constitute an exclusive remedy for Damages or payments due to Purchaser under Section 2.5 of the Purchaser Agreement.  Accordingly, in the event that the amounts distributed to the Purchaser pursuant to this Section 4 are insufficient to satisfy the amounts due to Purchaser under Section 2.5 or 8.2, the Seller shall be liable to the Purchaser for all such amounts in accordance with the terms of the Purchase Agreement.

(h)                                 Termination.  This Agreement shall terminate when all of the Escrow Funds in the Escrow Account have been released and distributed in accordance with this Section 4.  Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 4(h) and Sections 5,6 and 7 and Sections 8 through 19 below shall survive such termination.

5.                                       Conditions to Escrow.  The Escrow Agent agrees to hold the Escrow Funds and to perform its obligations in accordance with the terms and provisions of this

Agreement.  Purchaser agrees that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement.  The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder.

(a)                                  Documents.  The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine and what it purports to be.  Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, partnership, fiduciary or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation’s, partnership’s, fiduciary’s or individual’s authority.  The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity on behalf of any of the Parties.

(b)                                 Liability.  The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith or willful misconduct.

(c)                                  Legal Counsel.  The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel, as long as such actions taken by the Escrow Agent do not constitute gross negligence, bad faith or willful misconduct.

(d)                                 Limitation of Duties.  The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of the other parties hereto (whether or not it has any knowledge thereof).

(e)                                  Resignation or Termination of Escrow Agent.  The Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to Purchaser and Purchaser shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving written notice of such termination to the Escrow Agent Escrow Agent, in each case specifying the effective date of such resignation or termination.  Within 30 days after receiving or delivering the aforesaid notice, as the case may be, Purchaser agrees to appoint a successor Escrow Agent to which the Escrow Agent shall distribute the property then held hereunder, provided that such successor Escrow Agent is a commercial bank having capital, surplus and undivided profits of not less than $100,000,000.  If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such 30-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid by the Purchaser or its Affiliates.  Except as otherwise agreed to in writing by the Parties, no Escrow Funds shall be released from the Escrow Account unless and until a successor Escrow Agent has been appointed in accordance with this Section 5(e).

(f)                                    Discharge of Escrow Agent.  Upon delivery of all of the Escrow Funds pursuant to the terms of Section 4 above or to a successor Escrow Agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

6.                                       Indemnification. The Parties jointly agree to indemnify the Escrow Agent for and to hold it harmless against any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement.

7.             Escrow Costs.  The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached Fee Schedule and to be reimbursed for its reasonable costs and expenses incurred in connection with maintaining the Escrow Account hereunder, which fees, costs and expenses shall be paid by the Purchaser or its Affiliates.

8.                                       Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Escrow Agent, the Purchaser and the Seller at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

The Seller:

PSINet Inc.
44983 Knoll Square
Ashburn VA 20147
Attn:	Kathleen B. Horne, Executive Vice President and General Counsel
Facsimile:	(703) 397-5349

with a copy to:
(which shall not constitute notice to the Seller)

Nixon Peabody LLP
401 Ninth Street, N.W.
Washington DC 20004
Attn:	John Partigan, Esq.
Facsimile:	(202) 585-8080

The Purchaser:

TNS Holdings, Inc.

c/o GTCR Golder Rauner, LLC
6100 Sears Tower
Chicago IL 60606
Attn:	William C. Kessinger
Facsimile:	(312) 382-2201

with a copy to:
(which shall not constitute notice to the Purchaser)

Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attn:	Stephen L. Ritchie
Facsimile:	(312) 861-2200

The Escrow Agent:

United States Trust Company of New York
114 West 47th Street
New York, New York 10036
Attn:	Kevin Fox
Facsimile:	(212) 852-1626

9.                                       Entire Agreement; Amendments.   This Agreement, together with the Purchase Agreement, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties hereto, whether written or oral, which may have related to the subject matter hereof in any way.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties (a copy of which shall be promptly provided by the Company to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Parties.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement of any rights or obligations of any party hereto under or by reason of this Agreement.

10.                                 Assigns and Assignment.  This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and assigns; provided that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 5(e) above and except to any entity into which the Escrow Agent may be merged or consolidated or to any entity to whom the Escrow Agent may transfer all or substantially all of its escrow business as long as such entity assumes all of the obligations of the Escrow Agent hereunder.

11.                                 Taxation of Interest Earned on Investment of Escrow Amount.  The Purchaser hereby acknowledges that, for federal and state income tax purposes, the dividends, interest and other income earned on the investment of the Escrow Funds shall be income of the Purchaser.  The Escrow Agent shall be responsible for reporting any dividends, interest and other income earned to the Internal Revenue Service; provided that the Purchaser acknowledges that payments of any dividends, interest and other income earned on the Escrow Funds will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W-8 or W-9 certification is submitted to the Escrow Agent on behalf of the Purchaser.  On the Distribution Date, the Escrow Agent shall distribute to the Purchaser all of the dividends, interest and other income earned on the Escrow Amount prior to the Distribution Date.

12.                                 No Other Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the Parties and their permitted assigns any rights or remedies under or by reason of this Agreement.

13.                                 Interpretation.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

14.                                 No Waiver.  No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.  The right of the Parties to receive all or a portion of the Escrow Funds under the circumstances described in Section 4 above is in addition to, and not in lieu of, any other remedies that any such party may have against another Party pursuant to the Purchase Agreement in the event of a breach of the Purchase Agreement.

15.                                 Severability. The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

16.                                 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any Person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

17.                                 Releases on Non-business Days In the event that a release of Escrow Funds hereunder is required to be made on a date that is not a business day, such release may be made on the next succeeding business day with the same force and effect as if made when required.

18.                                 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

19.                                 Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts (including by means of signature pages sent by facsimile), each of which shall be an original and all of which shall together constitute one and the same agreement.

*     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

PURCHASER:	TNS HOLDINGS, INC.

	By:	/s/ Henry H. Graham
	Name:	Henry H. Graham
	Title:	EVP & CFO

SELLER:	PSINET INC.

	By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Executive Vice President and Chief Financial Officer

ESCROW AGENT:	UNITED STATES TRUST COMPANY OF NEW YORK

	By:	/s/ MARGARET M. CIESMELEWSKI
	Name:	MARGARET M. CIESMELEWSKI
	Title:	ASSISTANT VICE PRESIDENT

Fee Schedule

Initial Charge-  Included

Covers the acceptance of the appointment as Escrow Agent, including the complete study of drafts of this Escrow Agreement and all supporting documents in connection therewith, conferences until the final Escrow Agreement is agreed upon and execution thereof.

Annual Administration Charges-  $5,000, payable in advance

Covers administrative duties in connection with the provisions of this Escrow Agreement.  This fee covers each year and any part thereof.

Issuance of Checks, per check	$	Included

Investments, per purchase, sale, redemption maturity of exchange		$50.00
No charge for investment in our available Money Market Funds.

Wire Transfers, per outgoing wire		$25.00